UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14C

INFORMATION STATEMENT

Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒   Preliminary Information Statement

o   Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

o   Definitive Information Statement

PROTEXT MOBILITY, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the Appropriate Box):

þ No fee required

o Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

1. Title of each class of securities to which transaction applies:

2. Aggregate number of securities to which transaction applies:

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

4. Proposed maximum aggregate value of transaction

5. Total fee paid

o Check box if any party of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

PROTEXT MOBILITY, INC.
55 SE 2nd Ave.

Delray Beach, FL. 33444

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To the Stockholders of ProText Mobility, Inc.:

This Information Statement is furnished to the stockholders of ProText Mobility, Inc., a Delaware corporation (“ProText” or the “Company”), in connection with our prior receipt of approval by written consent in lieu of a special meeting, of a reverse stock split of the Company’s issued and outstanding shares of common stock on a basis of up to 800 for 1 (the “Stock Split”).  The approval of the Stock Split and was obtained on April 14, 2015 from two stockholders of the Company that are holders of approximately 51% of the voting rights of the stockholders entitled to vote with respect to each of the proposals, which stockholders own 9,000,000 shares of the Company’s Series C Preferred Stock and 147,299 shares of the Company’s common stock.  Each holder of a share of Series C Preferred Stock is entitled to 200 votes per share.  The Stock Split cannot be effectuated until twenty (20) days after the mailing of this Information Statement and after the filing of an amendment to our Certificate of Incorporation with the Delaware Secretary of State and the COD Amendment cannot be effectuated until twenty (20) days after the mailing of this Information Statement.

PROTEXT IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED TO NOT SEND A PROXY.   Because the written consent of the holders of a majority of our voting power with respect to a reverse split if the board deems it advisable satisfies all applicable stockholder voting requirements, we are not asking for a proxy. Please do not send us one.

Only stockholders of record at the close of business on April 13, 2015 (the “Record Date”) shall be given a copy of this Information Statement.  The date on which this Information Statement will be sent to stockholders will be on or about May 6, 2015.

This Information Statement is for information purposes only. Please read it carefully.

By Order of the Board of Directors

/s/ David Lewis and Frank Chester

April 14, 2015

ITEM 1.

INFORMATION STATEMENT

This Information Statement is being furnished to all holders of the common stock of ProText, in connection with resolutions of the board of directors, as approved by the written consent of the holders in the aggregate of approximately 51% of the voting rights of the stockholders of ProText as of the Record Date to allow the board of directors deems it advisable, to within the next 12 months effectuate a reverse stock split of the Company’s issued and outstanding shares of common stock on a basis of up to 800 for 1 and provide public notice of the approval of the proposal.

The board of directors has unanimously approved the amendment of our Certificate of Incorporation and stockholders owning in the aggregate approximately 51% of the voting rights of the stockholders of ProText as of the Record Date, have adopted, ratified and approved the amendment of our Certificate of Incorporation.  No other votes are required or necessary to effectuate the proposed actions.  See the caption "Vote Required for Approval" below. Such action by our stockholders will be effective twenty (20) calendar days after the date this Information Statement is first mailed to our stockholders and after the filing of the amendment of our Certificate of Incorporation and required notices with the Delaware Secretary of State's office.

The Annual Report on Form 10-K/A for the year ended December 31, 2014, as amended, and any reports on Form 8-K and Form 10-Q filed by ProText during the past year with the Securities and Exchange Commission (the “SEC”) may be viewed on the SEC’s website at www.sec.gov in the Edgar Archives. ProText is presently current in the filing of all reports required to be filed by it. See the caption “Where You Can Find More Information” below.

QUESTIONS AND ANSWERS REGARDING THE ACTION

Q.  WHY HAS THE PROPOSAL BEEN MADE TO AMEND OUR CERTIFICATE OF INCORPORATION?

A. Our board of directors believes that the Stock Split would increase the market price of the resulting common stock and thus maintain a higher level of market interest in the shares, provide additional flexibility to management with regard to the issuance of shares and maintaining the proper market capitalization of ProText.  The board believes that the Stock Split will enhance ProText’s flexibility with regard to the ability to issue common stock for fulfillment of its current obligations as well as for proper corporate purposes that may be identified from time to time, such as financing, acquisitions, compensation of employees, the establishment of strategic business relationships with other companies or the expansion of ProText’s business or product lines through the acquisition of other businesses or products.

Q. HAS THE BOARD OF DIRECTORS APPROVED THE PROPOSAL TO AMEND OUR CERTIFICATE OF INCORPORATION?

A. The board of directors has approved the proposed Amendment as it believes it is in the best interests of ProText and the best interests of the current stockholders of ProText.

Q.   WHAT VOTE OF THE STOCKHOLDERS WILL RESULT IN THE PROPOSAL BEING PASSED?

A. To approve the proposal, the affirmative vote of a majority of the voting rights of the common stock and other shares holding voting rights is required.  A consent in favor of the proposal has already been received from two stockholders holding in the aggregate of approximately 51% of the voting rights of the stockholders of ProText as of the Record Date with respect to the Amendment.

Q.  WILL I RECEIVE ANY ADDITIONAL SHARES OR A DIFFERENT CLASS OF SHARES AS A RESULT OF THESE PROPOSALS?

A.     As a current stockholder of ProText your class of stock and the number of shares that you hold will be affected as a result of the adoption of the proposal to authorize the Stock Split.  For example, a current holder of 800 shares of common stock will remain a holder of 1 shares of common stock in the event that the board effectuates a 800 for 1 Stock Split, a holder of 100,000 shares of common stock would become the holder of 125 shares of common stock.  The Stock Split will not will result in different classes or additional shares being sent to existing stockholders.

Q.  WILL THE CHANGES TO THE CERTIFICATE OF INCORPORATION RESULT IN ANY TAX LIABILITY TO ME?

A.  The proposed changes are intended to be tax free for federal income tax purposes.  The proposed Stock Split is intended to be tax free for federal income tax purposes.

Q. WHO IS PAYING FOR THIS INFORMATION STATEMENT?

A. ProText will pay for the delivery of this Information Statement.

Q. WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?

A: Steven Berman, Chief Executive Officer of ProText Mobility, Inc., telephone: (800) 215-4212.

VOTE REQUIRED FOR APPROVAL

The board of directors of ProText has adopted, ratified and approved the proposal to authorize the Amendment, and stockholders of the Company holding approximately 51% of the voting power on the Record Date have approved the Amendment.

PROPOSAL

GRANT AUTHORITY TO THE BOARD OF DIRECTORS TO CONDUCT UP TO A 800 FOR ONE SHARE REVERSE STOCK SPLIT OF PROTEXT’S COMMON STOCK.

Purpose: ProText’s board has unanimously adopted a resolution seeking stockholder approval to authorize the board, in its discretion to effectuate a reverse stock split within the next 12 months. The Stock Spilt would reduce the number of outstanding shares of our common stock. The board had determined that it would be in the Company’s best interest in the near future to conduct a reverse split of its common stock up to a 800 for 1 basis and has received the consent of holders of a majority of the voting power of the Company’s securities to authorize the board to conduct such a reverse split in the Board’s discretion within the next 12 months.

The primary purposes of the Stock Split are to accomplish the following:

a)  increase the per share price of the common stock to help maintain the interest of the markets;

b)  reduce the number of outstanding shares of common stock to a level more consistent with other public companies with a similar anticipated market capitalization; and

c)  provide the management of the Company with additional flexibility to issue shares to facilitate future stock acquisitions and financing for the Company.

For the above reasons, the board believes that the Stock Split is in the best interest of the Company and its stockholders.  There can be no assurance, however, that the Stock Split will have the desired benefits.

The board believes that a reverse split would provide for the combination of the presently issued and outstanding shares of common stock into a smaller number of shares of identical common stock.  The Stock Split would affect all common stockholders uniformly. This process, that is known as a reverse split, would take up to 800 shares of the presently issued and outstanding common stock on the effective date of the amendment to the Certificate of Incorporation that would carry out the reverse split and convert those shares into one share of the post-reverse stock split common stock.  The conversion rate of all securities convertible into common stock would be proportionately adjusted.

The board has indicated that fractional shares will not be issued.  Instead, ProText will issue one full share of the post-reverse stock split common stock to any stockholder who would have been entitled to receive a fractional share as a result of the process.  Each stockholder will hold the same percentage of the outstanding common stock immediately following the Stock Split as that stockholder did immediately prior to the Stock Split, except for minor adjustment as a result of the additional shares that will need to be issued a result of the treatment of fractional shares.

For the above reasons, the board believes that the Stock Split is in the best interest of ProText and its stockholders.  There can be no assurance, however, that the reverse stock split will have the desired benefits.

Effects: The Stock Split will be effected by filing an amendment to the Company’s Certificate of Incorporation with the Delaware Secretary of State’s office and will become effective upon such filing and final approval of the board of directors of the Company.  The actual timing of any such filing will be made by the board of directors based upon its evaluation as to when the filing will be most advantageous to the Company and its stockholders.

ProText is currently authorized to issue 10,000,000,000 shares of its common stock of which 1,724,690,324 shares are currently issued and outstanding.  The company also has 11,829,023 shares of preferred stock outstanding, of which 1,526,718 shares are designated Series A Preferred Stock and 28,968 are issued and outstanding, 1,000,000 shares are designated Series B Preferred Stock and 550,055 are issued and outstanding and 9,000,000 shares are designated Series C Preferred Stock, all of which are issued and outstanding.  The Series A Preferred Stock is non-voting, each share of Series B Preferred Stock is entitled to two votes per share for each share of common stock into which the preferred stock could be converted and each share of Series C Preferred Stock is entitled to 200 votes.  The Series C Preferred Stock is non-convertible. Stockholders holding 9,000,000 shares of Series C Preferred Stock, representing in the aggregate approximately 51% of the voting rights entitled to vote on the Amendment, as of the Record Date, have consented to the action required to authorize the Amendment.

The effect of the Stock Split upon existing stockholders of the common stock will be that the total number of shares of ProText’s common stock held by each stockholder will automatically convert into the number of whole shares of common stock equal to the number of shares of common stock owned immediately prior to the Stock Split divided by up to 800, with an adjustment for any fractional shares.  (Fractional shares will be rounded up into a whole share).

If acted upon by the Company’s board of directors, the consent by the majority of the common stock stockholders reported herein, would result in each stockholder’s percentage ownership interest in the Company and proportional voting power will remain virtually unchanged, except for minor changes and adjustments that will result from rounding fractional shares into whole shares.  The rights and privileges of the holders of shares of common stock will be substantially unaffected by the Stock Split.  All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the Stock Split automatically on the effective date of the Stock Split.  All shares, options, warrants or convertible securities that the Company has agreed to issue (or agrees to issue prior to the effective date of the Stock Split) also will be appropriately adjusted for the Stock Split.

The Stock Split may also result in some stockholders holding “odd lots” of less than 100 shares of common stock.  Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

As a result of the proposal to conduct a Stock Split, ProText will have more authorized shares available for issuance than it currently has available and therefore, there is a significant risk of stockholder value represented by the common stock being diluted.  The proposed Stock Split creates a risk that current stockholders of the common stock will see the value of those shares diluted through the issuance of additional authorized but currently unissued shares.  The current net tangible book value per share would be diluted if additional shares are issued without an increase taking place in the net book value of the assets of ProText.  The current book value of shares held by existing stockholders would not be maintained in the event additional shares are issued.  In the event that the board approves a 800 for 1 reverse split of the common stock and reduces the number of outstanding shares of common stock to approximately 2,156,000 and then authorizes the issuance of all 10,000,000,000 authorized shares, that action would have a material dilutive effect upon existing stockholders.

After the taking of any action to conduct or authorize the Stock Split, there is no requirement that stockholders must obtain new or replacement share certificates.  Each of the holders of record of shares of the Company’s common stock that is outstanding on the effective date of the Stock Split may contact ProText’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-reverse stock split common stock into which the existing shares have been converted as a result of the Stock Split.

EXISTING CERTIFICATES SHOULD NOT BE SENT TO PROTEXT OR THE TRANSFER AGENT BEFORE THE EFFECTIVE DATE OF THE FILING OF THE PROPOSED AMENDMENTS TO THE CERTIFICATE OF INCORPORATION.

Until the stockholder forwards a completed letter of transmittal, together with certificates representing such stockholder’s shares of pre-reverse stock split common stock to the transfer agent and receives in return a new certificate representing shares of post-reverse stock split common stock, such stockholder’s pre-reverse stock split common stock shall be deemed equal to the number of whole shares of post-reverse stock split common shares to which such stockholder is entitled as a result of the Stock Split.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain material federal income tax considerations relating to the proposed increase in authorized shares.  This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date hereof.  Any of these authorities could be repealed, overruled, or modified at any time.  Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This discussion may not address federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to stockholders who may be subject to special treatment under the federal income tax laws.  This discussion also does not address any tax consequences under state, local or foreign laws.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCE OF THE INCREASE IN AUTHORIZED SHARES AND RESTATEMENT OF PAR VALUE FOR THEM, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

The Stock Split is intended to be a tax-free recapitalization to the Company and its stockholders, except for those stockholders who receive a whole share of common stock in lieu of a fractional share.  Stockholders will not recognize any gain or loss for federal income tax purposes as a result of the Stock Split, except for those stockholders receiving a whole share of common stock in lieu of fractional shares (as described below).  The holding period for shares of common stock after the Stock Split will include the holding period of shares of common stock before the Stock Split, provided, that such shares of common stock are held as a capital asset at the effective date of the Amendment.  The adjusted basis of the shares of common stock after the Stock Split will be the same as the adjusted basis of the shares of common stock before the Stock Split excluding the basis of fractional shares.

A stockholder who receives a whole share of common stock in lieu of a fractional share generally may recognize gain in an amount not to exceed the excess of the fair market value of such whole share over the fair market value of the fractional shares to which the stockholder was otherwise entitled.

DISSENTER'S RIGHTS OF APPRAISAL

The Delaware General Corporation Law does not provide for dissenter's rights in connection with the proposed restatement of the Certificate of Incorporation.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The board of directors fixed the close of business on April 13, 2015 as the record date for the determination of the stockholders entitled to notice of the action by written consent.

As of April 13, 2015, ProText had issued and outstanding 1,724,690,324 shares of common stock.  The company also has 11,829,023 shares of preferred stock outstanding, of which 1,526,718 shares are designated Series A Preferred Stock and 28,968 are issued and outstanding, 1,000,000 shares are designated Series B Preferred Stock and 550,055 are issued and outstanding and 9,000,000 shares are designated Series C Preferred Stock, all of which are issued and outstanding.  The Series A Preferred Stock is non-voting, each share of Series B Preferred Stock is entitled to two votes per share for each share of common stock into which the preferred stock could be converted and each share of Series C Preferred Stock is entitled to 200 votes.  The Series C Preferred Stock is non-convertible. Stockholders holding 9,000,000 shares of Series C Preferred Stock, representing in the aggregate approximately 51% of the voting rights entitled to vote on the Amendment, as of the Record Date, have consented to the action required to authorize the Amendment.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND FIVE PERCENT STOCKHOLDERS

The following table sets forth certain information, as of April 13, 2015, with respect to the beneficial ownership of our common stock by: (i) each holder of more than five percent (5%) of the outstanding shares of our Common Stock; (ii) our executive officers and directors; and (iii) all our executive officers and directors as a group. ProText’s issued and outstanding voting securities at the close of business on April 13, 2015, consisted of 1,724,690,324 shares of common stock and 9,000,000 shares of Series C preferred which had total voting power equivalent to 1,800,000,000 shares of common stock.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains an address of c/o ProText Mobility, Inc., 16885 River Birch Circle, Delray Beach, Florida 33445.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after October 18, 2013 through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

	Shares
	Beneficially	Percentage
Name	Owned	Beneficially
David Lewis (1)	1,265,131,862	36.14%
Frank Chester (2)	111,985	-%
Steve Berman (3)	535,015,437	15.28%
All directors and executive officers as a group (3 persons)	1,800,259,284	51.42%

(1)

Included in the share ownership of Mr. Lewis are: 6,325,000 shares of Series C Preferred Stock which vote on a 200 to 1 basis; options exercisable for 5,093 shares of common stock that are currently exercisable for Mr. Lewis’s services as a board of director and as a consultant; 102,484 shares of common stock for Mr. Lewis’s service as a board of director;  and 24,285 shares of common stock owned directly by Mr. Lewis,

(2)

Included in Mr. Chester’s share ownership are options exercisable for 93 shares of common stock that are currently exercisable and 111,892 shares of common stock for Mr. Chester’s service as a board of director.

(3)

Included in Mr. Berman’s share ownership are: 2,675,000 shares of Series C Preferred Stock which vote on a 200 to 1 basis; warrants exercisable for 2,937 shares of common stock that are currently exercisable and 12,500 shares of common stock for Mr. Berman’s service as Chief Executive Officer.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of the Company's common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities.  Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable within such 60 day period, have been exercised.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, associate of any director, executive officer or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in any action covered by the related resolutions adopted by the board of directors, which is not shared by all other stockholders.

FORWARD-LOOKING STATEMENTS

This Information Statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases) representing our expectations or beliefs regarding our Company. These forward-looking statements include, but are not limited to, statements concerning our operations, economic performance, financial condition, and prospects and opportunities. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this and other of our filings with the Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

STATEMENT DELIVERY

Only one Information Statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices at 16885 River Birch Circle, Delray Beach, Florida 33445 or telephone call to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the Information Statement or by calling our principal executive offices. If multiple stockholders sharing an address have received one copy of this Information Statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

Dated: April 14, 2015

By Order of the Board of Directors

/s/ David Lewis and Frank Chester

APPENDICES

Exhibit A –	Written Consent of the Majority Stockholders

Exhibit B –	Amendment to the Certificate of Incorporation (Reverse stock split)

Exhibit A

STATEMENT OF ACTION

BY WRITTEN CONSENT OF THE

MAJORITY OF THE STOCKHOLDERS OF

PROTEXT MOBILITY, INC.

The undersigned, being the holders of 9,000,000 shares of Series C Preferred Stock and 147,299 shares of the Company’s common stock, representing in the aggregate approximately 51% of the voting rights entitled to vote on the proposal to amend the Certificate of Incorporation, of ProText Mobility, Inc., a Delaware corporation (the "Corporation"), and acting hereunder without the convening of a formal meeting pursuant to Section 141(f) of the Delaware General Corporation Law, does hereby consent in writing to and adopt the following resolutions:

RESOLVED, that the Certificate of Amendment(s) to the Certificate of Incorporation of the Corporation, in the form attached hereto (the “Amendment”), be, and hereby is, approved and the appropriate officers of the Corporation be, and hereby are, authorized, empowered and directed to file the Amendment on behalf of the Corporation with the Secretary of State of the State of Delaware and to make all filings necessary in connection therewith with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned stockholders of the Corporation has executed this Statement of Action by Written Consent as of the 14th day of April, 2014.

/s/David Lewis __________________________________ DAVID LEWIS

/s/ Steve Berman _____________________________________ STEVE BERMAN

Exhibit B

CERTIFICATE OF AMENDMENT OF THE

CERTIFICATE OF INCORPORATION OF

PROTEXT MOBILITY, INC.

ProText Mobility, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”)

DOES HEREBY CERTIFY as follows:

1. ARTICLE FOUR of the Corporation’s Certificate of Incorporation shall be amended by adding the following:

Effective as of                  , 2015 each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's board of directors will be subject to a 800 for 1 reverse stock split, with all fractional shares being rounded up to the nearest whole share.”

The remaining provisions of ARTICLE FOURTH shall remain unchanged.

2.

That the foregoing amendment was duly adopted by the Corporation’s Board of Directors and Stockholders in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

3.

Except as otherwise expressly provided above, the foregoing amendments to the Corporation’s Certificate of Incorporation shall be effective on and as of the date of filing this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Steven Berman, its Chief Executive Officer, this     day of                    , 2015.

PROTEXT MOBILITY, INC.

Steven Berman Chief Executive Officer